SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Diagnostic Products Corporation

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Diagnostic Products Corporation
5210 Pacific Concourse Drive
Los Angeles, CA 90045
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 9, 2006
TO OUR SHAREHOLDERS:
     The Annual Meeting of Shareholders of Diagnostic Products Corporation will be held at the Company’s offices at 5210 Pacific Concourse Drive, Los Angeles, California, on May 9, 2006, at 2:30 p.m. local time, for the following purposes:
1.	To elect a Board of Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for election to the Board of Directors are: Sidney A. Aroesty, Frederick Frank, Kenneth A. Merchant, John H. Reith, Dr. James D. Watson, Ira Ziering and Michael Ziering.

2.	To transact such other business and to consider and take action upon any and all matters that may properly come before the Meeting or any adjournment thereof.
     The Board of Directors has fixed the close of business, March 21, 2006, as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting.
     Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to vote promptly by mailing a completed proxy card in the enclosed postage-paid envelope or by voting electronically over the Internet or by telephone. If your shares are held in the name of a bank, broker or other holder of record, you will receive a voting instruction form in lieu of a proxy card.

By Order of the Board of Directors

FRITZ BACKUS
Secretary
March 30, 2006

Diagnostic Products Corporation
PROXY STATEMENT
for
Annual Meeting of Shareholders to be Held on May 9, 2006
GENERAL
     The enclosed proxy is solicited by the Board of Directors of Diagnostic Products Corporation (the “Company” or “DPC”) in connection with the Annual Meeting of Shareholders to be held at the Company’s executive offices located at 5210 Pacific Concourse Drive, Los Angeles, California 90045, on May 9, 2006, at 2:30 p.m. local time, and any adjournments thereof. It is expected that this Proxy Statement and accompanying proxy will first be mailed to shareholders on or about March 31, 2006.
     The expenses for soliciting proxies for the Annual Meeting will be paid by the Company. Proxies may be solicited by means of personal calls upon, or telephonic or electronic communications with, shareholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services.
VOTING PROCEDURES
     Only shareholders of record of the Company’s Common Stock at the close of business on March 21, 2006, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Meeting. On that date, there were 29,572,867 shares of Common Stock outstanding and entitled to vote at the Meeting, each of which is entitled to one vote. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at the Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the existence of a quorum.
     Shareholders of record (that is, shareholders who hold their shares in their own name) can vote any one of three ways:
•	By returning a completed proxy card in the enclosed postage-paid envelope;

•	By telephone or over the Internet by following the instructions on the proxy card (in which case the shareholder should not return his proxy card and he may incur telephone or Internet access charges); or

•	By ballot in person at the meeting.
     Shareholders whose shares are registered in the name of a bank, broker or other holder of record (“street name shareholders”) will receive instructions from the registered holder that must be followed for the shares to be voted. Telephone and Internet voting also will be offered to street name shareholders. A street name shareholder who wishes to vote in person at the meeting must obtain a proxy form from the registered holder of his shares.
     All shares represented by proxy cards that are properly executed and returned, or submitted via the telephone or Internet, will be voted as specified by the shareholder. If no vote is indicated, the proxy will be voted FOR the Board of Directors’ nominees for director set forth under “Election of Directors.” A registered shareholder may revoke his proxy at any time before it has been voted by notifying the Company in writing, by submitting a substitute proxy having a later date (including by means of a telephone or Internet vote) or by voting in person at the Meeting. Street name shareholders should contact the registered holder of their shares to obtain instructions to revoke or change a vote before the Annual Meeting.

     If, prior to the election of directors, any shareholder has given notice that he intends to cumulate his votes, then, for the election of directors only, each shareholder may cumulate votes for any nominee, if the nominee’s name was placed in nomination prior to the voting. In cumulative voting for directors, each shareholder is entitled to one vote for each voting share held by him multiplied by the number of directors to be elected. Each shareholder may cast all his votes for a single nominee for director or he may distribute them among any two or more nominees as he sees fit. See “Election of Directors.”
     Participants in the Company’s Retirement Plan may give voting instructions to the Plan trustee, Prudential Retirement Brokerage Services, with respect to the number of shares of Common Stock held in their accounts as of the record date by completing and returning the enclosed proxy card or by means of a telephone or Internet vote. The trustee will vote shares held in the Plan in accordance with instructions received by May 2, 2006. The trustee will not vote shares as to which it has not received instructions by May 2, 2006. Participants may revoke previously given voting instructions before May 2, 2006, by notifying the trustee in writing or by submitting substitute instructions having a date later than the original instructions. The voting instructions of Plan participants will be kept confidential by the trustee.

ELECTION OF DIRECTORS
Nominees
     The shareholders are being asked to elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. The proxies will be voted in favor of the Board of Directors’ nominees, all of whom are currently serving as directors, unless otherwise specifically instructed. If any nominee becomes unavailable to serve, the proxies will be voted for such substitute, if any, as the Board of Directors may designate.
     The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors; votes withheld and broker non-votes have no legal effect. If voting for directors is conducted by cumulative voting, the persons named on the enclosed proxy will have discretionary authority to distribute votes among the nominees in such proportions as they may see fit, unless otherwise specifically instructed. In any case, the proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.
     The Board recommends a vote FOR the election of each of the nominees listed below. The following information is supplied with respect to the nominees:

		Principal	Director
Name	Age	Occupation	Since
Sidney A. Aroesty	59	President and Chief Operating Officer	1981
Frederick Frank	73	Vice Chairman, Lehman Brothers Inc.	1996
Kenneth A. Merchant	59	Professor of Accounting, University of Southern California	2003
John H. Reith	56	President, The Reith Company	2004
James D. Watson, Ph.D.	77	Chancellor, Cold Spring Harbor Laboratory	1987
Ira Ziering	47	Senior Vice President, Business and Legal	2000
Michael Ziering	49	Chairman and Chief Executive Officer	1994
     Mr. Aroesty was appointed President and Chief Operating Officer in December 2004. He has held various executive positions at the Company since 1978, including Senior Vice President (2000 — 2004), Chief Operating Officer (2000 — 2003), and Senior Vice President, Operations (1997 — 2000).
     Mr. Frank is Vice Chairman of Lehman Brothers Inc., an investment banking firm which he joined as a partner in 1969. He is a Chartered Financial Analyst, a member of The New York Society of Security Analysts and a past president of the Chemical Processing Industry Analysts. Mr. Frank serves as a director of Pharmaceutical Product Development Corporation, Digital Arts & Sciences, Inc., eSoft, Incorporated and Landec Corporation. He is Chairman of the National Genetics Foundation, a former Director of the Salk Institute, Chairman of the Board of the Irvington Institute of Immunological Research, Emeritus Trustee of the Hotchkiss School, a Member of the Yale School of Organization and Management Advisory Board, and a Member of the Board of Governors of the National Center for Genome Resources. Mr. Frank also serves on the Advisory Boards of the Harvard School of Public Health, the Johns Hopkins Bloomberg School of Public Health and the MIT Biotechnology Institute.
     Professor Merchant has been a professor of accounting at the University of Southern California since 1990, where he also served as dean of USC’s Leventhal School of Accounting (1994 — 2002) and as senior associate dean for corporate programs in USC’s Marshall School of Business (2003 — 2004). He served on the faculty at the Graduate School of Business Administration at Harvard University from 1978 to 1990. Professor Merchant is also a part-time research professor at the University of Maastricht, the Netherlands. Professor Merchant has published extensively in the areas of management accounting and management control systems. He is a CPA, and a member of the Business and Industry Executive Committee of the Institute of Certified Public Accountants. He has also served as an independent consultant to numerous public companies and is a director of privately owned WL Homes LLC.
     Mr. Reith is President of The Reith Company, a professional accountancy corporation he founded in 2000. He is a Certified Public Accountant, Certified Valuation Analyst, Certified Management Accountant, and Certified Internal Auditor. He has served as an independent consultant to numerous private and public companies. Previously, Mr. Reith was Vice-President, Corporate Audit of Sony Corporation of America from 1994 until 2000 and was Vice President, Corporate Audit of Sony Pictures Entertainment from 1989 until 1993. From 1988 to 1989 he was Director of Internal Audit of Columbia Pictures Entertainment. Mr. Reith is a member of the Board of Advisors of the Leventhal School of Accounting at the University of Southern California.
     Dr. Watson is Chancellor of Cold Spring Harbor Laboratory of New York, a genetics and biotechnology research center. He served as the President of Cold Spring Harbor Laboratory from 1994 to 2003 and as Director from 1968 to 1994. Dr. Watson received the Nobel prize in 1962 for his part in the discovery of the double helix structure of the DNA molecule. Dr. Watson is also a director of Pall Corporation.
     Mr. Ira Ziering joined the Company in 1995 as Manager of International Business. He served as President of the Company’s subsidiary, DPC France, from 1997 to 1999, when he was elected Vice President, International. He has served as Senior Vice President, Business and Legal, since 2002. Mr. Ziering is a graduate of Boston University Law School and Harvard Divinity School. Prior to joining the Company he practiced civil law in Los Angeles, California.
     Mr. Michael Ziering has served as Chief Executive Officer of the Company since 1999. He joined the Company in 1986 as legal counsel, and served as Vice President-Administration from 1988 to 1994, as Chief Operating Officer from 1994 to 1999, and as President from 1994 to 2004.
     Michael Ziering and Ira Ziering are brothers and the sons of Marilyn Ziering, a more than 5% shareholder of the Company. See “Ownership of Common Stock” for information concerning the beneficial ownership of the Company’s Common Stock by nominees for director.
Board Meetings and Committees
     Board Meetings — The Board of Directors held eight meetings in 2005. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he served during 2005. All of the Company’s directors then in office were present at the Annual Meeting of Shareholders held in 2005.
     Audit Committee — The Company has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 which consists of Kenneth A. Merchant, who serves as Chair, Frederick Frank and John H. Reith. The Board of Directors has determined that each member is “independent” within the meaning of the New York Stock Exchange listing standards, is financially literate and has sufficient accounting or related financial management expertise to serve on the Committee. The Board has determined that Mr. Merchant and Mr. Reith each meets the qualifications of an “audit committee financial expert” as defined in the SEC’s regulations. The Audit Committee met nine times in 2005.
     The Audit Committee assists the Board in fulfilling its responsibility for oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and of its independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards issued by the Public Company Accounting Oversight Board and for issuing a report thereon.
     Compensation Committee — The members of the Compensation Committee are Kenneth A. Merchant, Chair, Frederick Frank and James D. Watson. The Compensation Committee has direct responsibility with respect to the compensation of the Company’s chief executive officer and oversees the compensation of the Company’s other executive officers. The Committee has the overall responsibility for approving and evaluating the Company’s director and executive compensation plans, policies and programs and has exclusive authority to administer and make stock option grants under the Company’s stock option plans with respect to the Company’s executive officers. The Committee met five times in 2005.
     Nominating/Governance Committee — The members of the Nominating/Governance Committee are James D. Watson, Chair, Kenneth A. Merchant and John H. Reith. The responsibilities of the Committee are (i) to identify individuals qualified to become directors and to recommend to the Board the director nominees for each annual meeting of shareholders; (ii) to develop and recommend to the Board the corporate governance guidelines applicable to the Company; and (iii) to oversee the evaluation of the Board and management. This Committee held two meetings in 2005.
     Executive Committee — The members of the Executive Committee are Michael Ziering, Sidney A. Aroesty and Frederick Frank. This Committee has the authority to exercise the powers of the full Board in the management of the business and affairs of the Company when the Board is not in session, subject to the limitations of California law, the Company’s Bylaws and any resolution adopted by the full Board. In practice, the Committee’s actions are generally limited to routine matters such as the declaration of corporate dividends in amounts previously authorized by the Board and the approval of ordinary course corporate or subsidiary credit facilities and borrowings. Pursuant to the Company’s Corporate Governance Guidelines, at least one member of the Executive Committee must be an independent director and any action taken by the Executive Committee must be approved by all members of the Committee.
     Employee Stock Option Committee — This Committee, a secondary committee subject to the supervision of the Compensation Committee, has authority to grant stock options under the Company’s stock option plans to eligible individuals other than the Company’s executive officers or directors. The members of the Committee are Michael Ziering and Sidney A. Aroesty.
Compensation of Directors
     In 2005, non-employee directors of the Company (Messrs. Frank, Merchant, Reith and Watson) each received an annual retainer of $24,000. Non-employee directors were also each granted stock options to purchase 10,000 shares of Common Stock at an exercise price of $53.92 per share, the fair market value on the grant date. The options vest at rates of 20% or 33% per year (depending on the age of the director) beginning one year after the grant date and have a term of ten years.
CORPORATE GOVERNANCE
     Director Independence — The Board of Directors has determined that a majority of the members of the Board (Messrs. Frank, Merchant, Reith, and Watson) and that all members of the Audit, Compensation and Nominating/Governance Committees are “independent” within the meaning of the listing standards of the New York Stock Exchange. To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with DPC. The Board has adopted guidelines (set forth in its Corporate Governance Guidelines) to assist it in determining director independence in accordance with the NYSE rules. Pursuant to such guidelines, the following business or charitable relationships (“categorical standards”) are not considered to be material relationships that impair a director’s independence:
▪	the fact that a DPC director, or an immediate family member of a director, is an executive officer, director or equity owner of another company that makes payments to, or receives payments from, DPC in any single fiscal year for property or services in an amount that is less than 1% of the annual consolidated gross revenues of the other company; or

▪	the fact that a DPC director, or an immediate family member of a director, serves as an officer, director or trustee of a charitable or not-for-profit organization for which a DPC executive officer or director also serves as an officer, director or trustee or to which DPC makes charitable or other payments in any single fiscal year in an amount that is less than 1% of the organization’s annual consolidated gross revenues.
     None of Messrs. Frank, Merchant, Reith or Watson, or their immediate family members, has any relationships not covered by the categorical standards. The Board specifically considered Mr. Frank’s relationship with Lehman Brothers, Inc. when it approved retaining Lehman Brothers, Inc. to serve as the Company’s financial advisor. Mr. Frank is an officer (but not an executive officer) and a less than 1% shareholder of Lehman Brothers Inc. Because the potential amount of compensation which Lehman Brothers Inc. could receive from the Company for its services as financial advisor would represent less than 1% of such firm’s annual consolidated gross revenues, and, accordingly, is covered by the categorical standards, the Board determined that such relationship would not impair Mr. Frank’s independence.

     Shareholder Recommendations for Board Nominees — The Board believes that all nominees for director should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In addition, non-management directors should be independent of any particular constituency and be committed to representing all shareholders of the Company. When formulating its recommendations on director nominees, the Nominating/Governance Committee takes into account, among other factors, the foregoing criteria, the size of the board, and the skills and characteristics then needed for the Board.
     Any shareholder of the Company may recommend a Board nominee to the Nominating/Governance Committee for its consideration by writing to: Chair, Nominating/Governance Committee, Diagnostic Products Corporation, 5210 Pacific Concourse Drive, Los Angeles, California 90045. The nominating shareholder must provide the candidate’s name, contact information, biographical data and qualifications and the candidate’s written consent to be named as a nominee in the Company’s proxy statement and to serve and represent all of the Company’s shareholders if elected. The Nominating/Governance Committee will consider shareholder nominees on the same basis as other candidates.
     For additional information concerning advance notice procedures with respect to shareholder nominations of directors at an annual meeting of shareholders, see “Procedures for Submitting Shareholder Proposals” below.
     Presiding Director — The Company’s independent directors have appointed Frederick Frank to serve as Presiding Director. The Presiding Director’s responsibilities include presiding over periodic executive sessions of the Board of Directors in which management directors and other members of management do not participate, assisting in the preparation of the agenda for each Board meeting, and facilitating the flow of information from management to the Board. Shareholders and other parties interested in communicating directly with the Presiding Director or with the Company’s independent directors may do so in the manner set forth below.
     Shareholder Communications with Directors — Shareholders and other interested parties may communicate directly with the Board or with any individual director of the Company by calling the Company’s Hotline at 800-932-0034 or by writing to the Board or such individual director in care of the Corporate Secretary, Diagnostic Products Corporation, 5210 Pacific Concourse Drive, Los Angeles, California 90045. The Corporate Secretary will forward written communications to the Chair of the Nominating/Governance Committee in the case of communications addressed to the entire Board or to the individual directors to whom they are addressed.
     Corporate Governance Materials — The following are available on the Company’s website at www.dpcweb.com:
•	Code of Business Conduct — This Code sets forth the Company’s values and expectations regarding ethical and lawful conduct by its directors, officers and employees.

•	Corporate Governance Guidelines — These are practices and procedures to assist the Board in the exercise of its responsibilities.

•	Code of Ethics for Senior Financial Officers — The purpose of this Code is to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations by the Company’s senior financial officers.

•	Charters of the Audit, Compensation and Nominating/Governance Committees.

EXECUTIVE OFFICERS
     The executive officers of the Company are as follows:

Name	Age	Position
Michael Ziering	49	Chairman of the Board and Chief Executive Officer
Sidney A. Aroesty	59	President and Chief Operating Officer
James L. Brill	54	Vice President, Finance and Chief Financial Officer
Ira Ziering	47	Senior Vice President, Business and Legal
Robert DiTullio	52	Vice President, Regulatory Affairs and Quality Systems
Kathy J. Maugh	61	Vice President, Quality Control and Technical Services
Nicholaas Arnold	54	Vice President, Sales and Marketing
Douglas Olson	59	Chief Scientific Officer and President, Instrument Systems Division
Mark Grossi	48	Vice President, Manufacturing
     For information concerning the business experience of Michael Ziering, Sidney A. Aroesty and Ira Ziering, see “Election of Directors” above.
     Mr. Brill joined the Company in 1999 as Vice President, Finance and Chief Financial Officer. Prior to joining the Company, Mr. Brill was Chief Financial Officer of Jafra Cosmetics International from 1998 to 1999; Vice President, Finance and Administration and Chief Financial Officer of Vertel Corporation from 1996 to 1998; and Senior Vice President, Finance, Chief Financial Officer and a director of Merisel, Inc. from 1988 to 1996. Mr. Brill is also a director of Onvia, Inc.
     Mr. DiTullio was elected Vice President, Regulatory Affairs and Quality Systems, in 2001. Mr. DiTullio joined the Company as Director of Quality and Regulatory Affairs when the Company acquired Cirrus Diagnostics in 1992, and he was promoted to Vice President, Quality and Regulatory Affairs of DPC Cirrus in 1999. Mr. DiTullio was previously Director of Quality Assurance with Pharmacia for eight years and he has over 30 years experience in the in vitro diagnostics industry.
     Ms. Maugh joined the Company in 1986 as a Product Manager. In 1988 she became a Technical Manager for the Company’s product support group. She was promoted to Director of Product Support in 1990, and served as Vice President, Operations from 1992 through 2000, and as Vice President, Technical Operations in 2001. She was appointed Vice President, Quality Control and Technical Services in 2002.
     Mr. Arnold was elected Vice President, Sales and Marketing in 1998. Mr. Arnold joined the Company’s Dutch distributor in 1982 as a sales manager and he was appointed General Manager of the Company’s affiliated distributors in The Netherlands and Belgium in 1989. He previously managed the Chemistry Laboratory for RIA testing at the Leyenburg Hospital in The Netherlands. Mr. Arnold has a degree in biochemistry from the Van’t Hoff Institute, Rotterdam, The Netherlands.
     Dr. Olson was elected Chief Scientific Officer in 2004. He has been President of DPC ISD, the Company’s instrument systems division, since 1994. Prior to this position, Dr. Olson led the IMMULITE development team as Vice President Research and Development at Cirrus Diagnostics, which was acquired by the Company in 1992. Dr. Olson earned his Ph.D. in Medicinal Chemistry from Purdue University and his B.S. in Chemistry from Maryville College.
     Mr. Grossi was elected Vice President of Manufacturing in September 2005. He joined DPC in 1996 as Associate Director of IMMULITE Production and was promoted to Director of Manufacturing in 1998 and divisional Vice President in 2001. Prior to joining the Company, Mr. Grossi was Manager of Quality Control, Product Support and Manufacturing operations at Carter Wallace, and Manager of RIA at Metpath. Mr. Grossi has a degree in Biochemistry from Marquette University.
     Officers of the Company serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table provides compensation information for each of the last three fiscal years with respect to the Chief Executive Officer and the Company’s other four most highly compensated executive officers (the “Named Officers”) for services in all capacities in which they served.

		Annual
		Compensation(1)			Long-Term
				Securities	Compensation
				Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options(#)	Compensation($)(2)
Michael Ziering	2005	600,000	0	35,300	21,500
Chief Executive Officer	2004	555,000	60,000	0	21,000
	2003	530,000	40,000	0	28,450
Sidney A. Aroesty	2005	450,000	30,000	26,500	21,500
President	2004	302,083	40,000	0	21,000
	2003	200,000	0	0	23,500
Douglas Olson	2005	320,000	25,000	18,800	21,500
Chief Scientific Officer; President,	2004	272,917	40,000	0	21,000
Instrument Systems Division	2003	225,750	30,000	0	23,886
James L. Brill	2005	315,000	25,000	18,500	21,500
Vice President, Finance	2004	285,000	40,000	0	21,000
	2003	264,600	40,000	0	24,469
Ira Ziering	2005	315,000	25,000	18,500	21,500
Senior Vice President, Business and Legal	2004	285,000	40,000	0	21,000
	2003	215,000	40,000	0	23,725

(1)	While the Named Officers enjoy certain perquisites, the amounts did not exceed the lesser of $50,000 or 10% of each such person’s salary plus bonus and, accordingly, such amounts have been omitted from the table as permitted by SEC rules.

(2)	These amounts represent Company contributions to its retirement plans.
2005 Option Grants

	Number of Securities	Percentage of Total	Exercise
	Underlying Options	Options Granted to	Price per	Expiration	Grant Date
Name	Granted (#)	Employees in 2005	Share	Date	Present Value (1)
Michael Ziering	35,300	9%	$47.16	12/8/12	$681,643
Sidney A. Aroesty	26,500	7%	47.16	12/8/12	511,715
Douglas Olson	18,800	5%	47.16	12/8/12	363,028
James L. Brill	18,500	5%	47.16	12/8/12	357,235
Ira Ziering	18,500	5%	47.16	12/8/12	357,235

(1)	The grant date present value of options has been calculated using the Black-Scholes option pricing model, as permitted by SEC rules, based on the following assumptions: expected option life — 7 years; dividend yield — 0.70%; volatility — 33%; risk-free interest rate — 4.36%; forfeiture rate — 10.3%. The valuation method and assumptions are the same as those used in determining pro forma compensation expense in the notes to the Company’s 2005 financial statements. The actual value of the options may be significantly different and the value actually realized, if any, will depend on the market value of the stock when the options are exercised.
2005 Option Exercises and Year-End Option Values
     Shown below is information regarding option exercises during 2005 and holdings of unexercised stock options at December 31, 2005 by the Named Officers.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised Options		In-the-Money Options at
	Acquired on	Value	at December 31, 2005(#)		December 31, 2005(1)
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Ziering	30,000	$720,000	132,000	103,300	$3,797,400	$2,299,268

Sidney A. Aroesty	0	0	50,000	56,500	1,355,980	1,042,460

Douglas Olson	0	0	34,000	22,800	1,106,600	161,332

James L. Brill	0	0	45,200	54,500	1,156,536	1,193,675

Ira Ziering	20,000	491,800	72,000	46,500	1,853,440	845,220

(1)	Represents the difference between the aggregate market value on December 30, 2005 ($48.55 per share) and the aggregate exercise price.
     All outstanding stock options have been granted under stock option plans that have been approved by the Company’s shareholders. Options generally vest at the rate of 10% to 25% per year beginning one year after the date of grant. In December 2005 the Compensation Committee approved a standard stock option term of seven years. Previously, stock options had a term of ten years. No person may be granted more than 400,000 options in any fiscal year, except that new hires may be granted up to an additional 400,000 options upon commencement of employment. Options are subject to termination before their expiration date in the event of termination of employment and certain corporate events. All outstanding options will become immediately exercisable in full in the event of a “change-in-control” of the Company (as defined in the option plans). The Compensation Committee has the authority to modify the terms of outstanding options, including the exercise price and vesting schedule. Non-qualified options granted under the 1997 Stock Option Plan may, if so provided in the option agreement, be transferred pursuant to a domestic relations order or to members of the optionee’s immediate family, charitable institutions or certain related trusts or other entities.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
     The compensation policy of the Company is to provide competitive levels of compensation that are influenced by corporate performance, that reward individual achievements, and that enable the Company to attract and retain qualified executives. Compensation consists primarily of annual salary and long-term incentive compensation in the form of stock options. The Committee does not benchmark compensation paid to the Company’s executive officers against compensation provided by industry peers as the Company has been successful, to date, in retaining experienced executives and promoting from within the organization. Bonuses are awarded when, in the Compensation Committee’s judgment, the Company or a particular executive had meritorious performance during the year.
     In determining the compensation of Michael Ziering, the Company’s Chief Executive Officer, the Compensation Committee considers the Company’s overall performance and Mr. Ziering’s responsibilities and contribution to such performance. Since the Committee does not use pre-determined objective criteria or formulas, its compensation decisions may be deemed informal and subjective. The Committee increased Mr. Ziering’s annual salary by 8% from $555,000 in 2004 to $600,000 in 2005, based, in part, on the Company’s stock price performance and earnings in 2004. As indicated under “DPC Stock Price Performance,” the Company’s stock price increased approximately 20% in 2004. The Company’s financial performance in 2004 also compared favorably with its competitors. None of the factors considered by the Committee was assigned a specific importance weighting. The Committee did not award Mr. Ziering a bonus for 2005 (compared to a $60,000 bonus for 2004) due to the decline in the Company’s stock price in 2005 and the fact that 2005 earnings were below the internal operating plan for 2005.
     The compensation of the Company’s other executive officers is principally based on the recommendations of the Chief Executive Officer, who discusses with the Committee his assessment of the nature of each officer’s position, individual performance, contribution to the Company’s overall performance, experience and tenure with the Company. Other factors that the Committee considers include the desirability of maintaining an appropriate scale among the executive officers based on their relative positions, responsibilities and tenure, the Company’s financial performance and the level of U.S. employee compensation increases.
     The objective of granting stock options is to provide long-term incentives through the opportunity to participate in the long-term increase in the market value of the Common Stock. Stock options have not been awarded annually or pursuant to any formula. Because option grants are intended to provide an incentive for long-term future performance, when granting options the Committee does not take into account either the amount of bonuses (which are intended to reward past performance) paid, if any, or the amount and values of options and Common Stock held by the executive. Except in connection with certain promotions, executive officers were last granted stock options in 2001. Accordingly, in 2005 the Committee approved the grant of stock options to executive officers in amounts ranging from 11,200 options to 35,300 options, which is the amount granted to the Chief Executive Officer. Individual grants within this range reflected positions and salary levels. The options have an exercise price equal to the fair market value of the Common Stock on the grant date, vest at the rate of 20% per year, beginning one year after the grant date, and have a term of seven years. Information about options granted to the Named Officers is set forth under the caption “Executive Compensation.”

     Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct compensation that is not “performance-based” paid to any Named Officer in excess of $1,000,000 in any taxable year. Stock options granted prior to May 2001 may not constitute performance-based compensation. The Company believes, however, that compensation realized upon the exercise of stock options granted after May 2001 will qualify as performance-based compensation. With respect to other compensation, to be able to achieve its compensation objectives, the Committee will not necessarily seek to limit compensation to that which is deductible under Section 162(m).

Compensation Committee:	Kenneth A. Merchant, Chair
Frederick Frank
James D. Watson
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the Compensation Committee are Frederick Frank, Kenneth A. Merchant and James D. Watson, all of whom are independent directors of the Company. See “Corporate Governance — Director Independence.”
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     Marilyn Ziering, Senior Vice President during 2005 and a more than 5% shareholder of the Company, is the mother of Michael Ziering, who is Chairman of the Board and Chief Executive Officer, and Ira Ziering, who is a director and Senior Vice President, Business and Legal. In 2005, Mrs. Ziering received salary and other benefits which totaled $181,454. Jason Aroesty, the son of Sidney Aroesty, President, serves as the managing director of the Company’s Scandinavian subsidiary. For 2005, Jason Aroesty received salary, bonus and other benefits which totalled $181,880. For 2005, Jonathan Olson and Eric Olson, sons of Douglas Olson, Chief Scientific Officer and President of the Company’s Instrument Systems Division, received salary and other benefits which totaled $67,050 and $129,350, respectively, as employees of the Instrument Systems Division.
     During 2005, the Company reimbursed legal expenses incurred by certain executive officers in connection with certain governmental investigations and actions involving the Company pursuant to the Company’s indemnification agreements with such parties. These expenses did not exceed $60,000 as to any individual in 2005. Recently, two separate shareholder derivative complaints were filed in California Superior Court against certain current and former directors and officers of the Company alleging (i) that the defendants breached their fiduciary duties to the Company in connection with violations of the Foreign Corrupt Practices Act by the Company’s Chinese subsidiary and the Company’s alleged failure to comply with FDA rules and regulations governing clinical testing and submission of data, and (ii) that certain of the defendants traded in Company stock while in possession of material, non-public information. Pursuant to indemnification agreements with its officers and directors, DPC will advance expenses (including attorneys’ fees) incurred by such parties in defending against the actions.
     Since 1981, the Company has leased a portion of its Los Angeles facility from a partnership comprised of Marilyn Ziering, Michael Ziering, Ira Ziering, and other children of Mrs. Ziering who are shareholders of the Company. During 2005, the Company paid $1,086,744 in rent to the Ziering partnership. In 2005 the Company exercised an option to extend the lease through December 31, 2006 at an annual rent of $1,086,744. The rent under the original lease and option was determined on the basis of various factors, including an independent appraisal, and the terms of the original lease and option were approved unanimously by the disinterested members of the Board of Directors, including all of the Company’s independent directors. The Company’s independent directors also unanimously approved the exercise of the option after considering two independent appraisals. The Company believes that the terms of the lease and option are at least as favorable as it could have obtained from unrelated third parties.

DPC STOCK PRICE PERFORMANCE
     Set forth below is a line graph which compares the cumulative total shareholder return, assuming dividend reinvestment, on the Company’s Common Stock for the five years ended December 31, 2005, with the S&P Small Cap 600 Index and the S&P 600 Health Care Equipment Index.

	12/00	12/01	12/02	12/03	12/04	12/05
DPC:	100	162.07	143.26	171.36	206.64	183.30
Small Cap 600	100	106.54	90.95	126.23	154.82	166.71
Healthcare 600	100	121.16	107.70	143.53	174.47	196.82
     The amounts in the foregoing table assume that the value of an investment in Diagnostic Products Corporation and each index was $100 on December 31, 2000. The annual amounts are based on monthly compounding with dividends reinvested. All amounts for DPC have been adjusted to give effect to a 2-for-1 stock split on June 1, 2001.

OWNERSHIP OF COMMON STOCK
     The following table sets forth information as of March 2, 2006 with respect to Common Stock of the Company owned by each person who is known by the Company to own beneficially 5% or more of the outstanding Common Stock, by each director and Named Officer of the Company, and by all current directors and executive officers as a group.

			Percentage
Name	Number of Shares (1)		Ownership
Directors and Named Officers
Sidney A. Aroesty	54,000	(2)	* *
James L. Brill	55,200	(3)	* *
Frederick Frank	69,999	(4)	* *
Kenneth A. Merchant	12,000	(5)	* *
Douglas Olson	34,308	(6)	* *
John H. Reith	2,000	(7)	* *
Dr. James D. Watson	70,138	(8)	* *
Ira Ziering	363,326	(9)	1.2%
Michael Ziering	684,650	(10)	2.3%
All directors and executive officers as a group (13 persons)	1,400,321	(11)	4.7%
5% or More Shareholders
Ameriprise Financial, Inc.	1,768,172	(12)	6.0%
145 Ameriprise Financial Center
Minneapolis, MN 55474
Columbia Wanger Asset Management, L.P.	1,555,500	(12)	5.3%
227 West Monroe Street, Suite 3000
Chicago, IL 60606
Neuberger Berman Inc.	2,730,615	(12)	9.2%
605 Third Avenue
New York, NY 10158
Kayne Anderson Rudnick Investment	2,001,135	(12)	6.8%
Management, LLC
1800 Avenue of the Stars
Los Angeles, CA 90067
Wellington Management Company, LLP	2,007,086	(12)	6.8%
75 State Street
Boston, MA 02109
Marilyn Ziering	4,764,994		16.1%
5210 Pacific Concourse Drive
Los Angeles, CA 90045

**	Less than 1%.

(1)	Includes shares allocated to each executive officer’s individual account but held directly by the Company’s retirement plan.

(2)	Includes 54,000 shares subject to options which are exercisable within 60 days.

(3)	Includes 45,200 shares subject to options which are exercisable within 60 days.

(4)	Includes 69,999 shares subject to options which are exercisable within 60 days.

(5)	Includes 12,000 shares subject to options which are exercisable within 60 days.

(6)	Includes 34,000 shares subject to options which are exercisable within 60 days.

(7)	Includes 2,000 shares subject to options which are exercisable within 60 days.

(8)	Includes 36,668 shares subject to options which are exercisable within 60 days.

(9)	Includes 76,000 shares subject to options which are exercisable within 60 days, and 2,385 shares held by Mr. Ziering’s wife, as to which beneficial ownership is disclaimed.

(10)	Includes 140,000 shares subject to options which are exercisable within 60 days and 1,415 shares held by Mr. Ziering’s wife, as to which beneficial ownership is disclaimed.

(11)	See Notes above. Also includes 22,700 shares subject to options which are exercisable within 60 days held by executive officers not named in the foregoing table.

(12)	Beneficial holdings (directly or through affiliated entities) at December 31, 2005, as reported in a Schedule 13G filed by such party with the SEC. Ameriprise Financial, Inc. disclaims beneficial ownership of such shares.
Section 16(a) Beneficial Ownership Reporting Compliance
     The rules of the Securities and Exchange Commission require the Company to disclose late filings of reports of stock ownership by directors, executive officers and more than 10% shareholders. Based solely on written representations of its directors and executive officers and a review of copies of the reports they have filed with the SEC, the Company is aware of the following late filings during 2005: Nicholaas Arnold filed one late Form 4 regarding one option exercise and Robert DiTullio filed one late Form 4 regarding one stock sale.
REPORT OF THE AUDIT COMMITTEE
     In fulfilling its oversight responsibilities with respect to the Company’s audited financial statements for fiscal year 2005, the Audit Committee:
•	Discussed and considered the independence of the Company’s independent auditors, including a review, as necessary, of all relationships and services which might bear on the objectivity of the auditor;

•	Received written affirmation that the auditor is independent in accordance with the requirements of Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees;”

•	Discussed with management and the auditor the audit scope and process, and received and reviewed all reports in respect thereof;

•	Reviewed and discussed the Company’s annual audited financial statements with management and the independent auditors;

•	Discussed with the independent auditor the matters required to be reviewed by auditing standards generally accepted in the United States, including the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees”; and

•	Provided to the independent auditor full access to the Committee and the Board to report on any and all appropriate matters.
     Based on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal year 2005 be included in the Company’s Annual Report on Form 10-K. The Audit Committee also determined that the provision of the non-audit services listed below under “The Company’s Auditors and Audit Fees” is compatible with maintaining the independence of Deloitte & Touche LLP.

Audit Committee:	Kenneth A. Merchant, Chair
Frederick Frank
John H. Reith
THE COMPANY’S AUDITORS AND AUDIT FEES
     It is the current intention of the Company’s Audit Committee to select and retain Deloitte & Touche LLP as independent auditors of the Company for the current year. Deloitte & Touche LLP conducted the audit for the year ended December 31, 2005. A representative of Deloitte & Touche LLP will be present at the Meeting and will have an opportunity to make statements if he so desires and will be available to respond to appropriate questions.
     The Audit Committee Charter provides that the Committee will pre-approve all audit and permissible non-audit services to be performed for the Company by its independent registered public accounting firm. The chairman of the Audit Committee has been delegated authority by the Committee to pre-approve such services and such pre-approvals are then reported to the full Committee.
     The aggregate fees for audit services billed or expected to be billed relating to the fiscal years ended December 31, 2004 and 2005 and fees for audit-related and tax services provided to the Company during the fiscal years ended December 31, 2004 and 2005 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were as follows:

	2004	2005
Audit fees (1)	$2,924,000	$2,492,000
Audit-related fees (2)	113,000	-0-
Tax fees (3)	634,000	567,000
All other fees	-0-	-0-

(1)	These fees relate to the audits of the annual financial statements; reviews of the quarterly financial statements; attestation of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services in connection with the Company’s SEC filings.

(2)	These fees relate principally to advisory services relating to compliance with the Sarbanes-Oxley Act.

(3)	These fees relate principally to federal, state and local tax return assistance, assistance with tax audits and appeals, and assistance with research and development tax credit documentation and analysis for amended returns.

FORM 10-K
     The Company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission accompanies this Proxy Statement and is also available on the Company’s website at www.dpcweb.com. Paper copies of the Company’s Form 10-K, excluding exhibits, are available free of charge by contacting the Vice President, Finance at the Corporate Office.
PROCEDURES FOR SUBMITTING SHAREHOLDER PROPOSALS
     Shareholders interested in submitting a proposal for inclusion in the Company’s proxy statement for the annual meeting of shareholders to be held in 2007 may do so by following the procedures prescribed in SEC Rule 14a-8. In accordance with the SEC’s rules and based on the date of this year’s annual meeting, shareholder proposals must be received by the Company no later than December 1, 2006 to be eligible for inclusion in the Company’s proxy statement for the 2007 annual meeting, and must otherwise comply with the requirements of Rule 14a-8.
     The Company’s Bylaws establish an advance notice procedure with regard to nominations of directors by shareholders and any other business which a shareholder may desire to propose at an annual meeting of shareholders. Notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was mailed to shareholders — that is, with respect to the 2007 annual meeting, between December 31, 2006 and January 31, 2007. The notice must contain information specified in the Bylaws about the shareholder making the proposal and the matters to be brought before the meeting. If a shareholder notifies the Company of his intention to present a proposal at an annual meeting but does not appear or send a qualified representative to present his proposal at the meeting, the Company need not present the proposal for a vote at the meeting. These requirements are separate from and in addition to the requirements of SEC Rule 14a-8.
     All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Secretary of the Company at 5210 Pacific Concourse Drive, Los Angeles, California 90045.
OTHER MATTERS
     As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Meeting, or any adjournment thereof, the persons voting the proxies will have authority to vote on such matters in accordance with their judgment and discretion.

By Order of the Board of Directors

FRITZ BACKUS
Secretary
Los Angeles, California March 30, 2006

DIAGNOSTIC PRODUCTS CORPORATION 5210 PACIFIC CONCOURSE DRIVE LOS ANGELES, CA 90045	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Diagnostic Products Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Diagnostic Products Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DIAPR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIAGNOSTIC PRODUCTS CORPORATION

1.	ELECTION OF DIRECTORS
	Nominess:	For	Withhold	For All	To withhold authority to vote
	(01) Sidney A. Aroesty (02) Frederick Frank (03) Kenneth A. Merchant (04) John H. Reith (05) Dr. James D. Watson (06) Ira Ziering (07) Michael Ziering	All	All	Except	for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
		☐	☐	☐

2.	In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

IMPORTANT: Please sign as name appears herein. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person. Joint owners should each sign.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DIAGNOSTIC PRODUCTS CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 9, 2006
     The undersigned hereby appoints MICHAEL ZIERING and JAMES L. BRILL, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of common stock of DIAGNOSTIC PRODUCTS CORPORATION held of record by the undersigned on March 21, 2006, at the Annual Meeting of Shareholders to be held on May 9, 2006, and any postponements or adjournments thereof, as designated herein.

Retirement Plan Participants - Voting Instructions
     The undersigned participant in the Diagnostic Products Corporation Retirement Plan hereby directs the Plan trustee to vote the number of shares of Company common stock held in the undersigned’s account on March 21, 2006, in accordance with the instructions given herein at the Annual Meeting of Shareholders to be held on May 9, 2006, and any postponements or adjournments thereof. Shares in the Plan for which voting instructions are not received by May 2, 2006, will not be voted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DIAGNOSTIC PRODUCTS CORPORATION. IF NO VOTE IS INDICATED, THIS PROXY WILL BE VOTED WITH AUTHORITY FOR THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE.
YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE REVERSE SIDE. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THIS MEETING.
(Continued, and to be marked, dated and signed, on the other side)